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                          INTERNATIONAL PAPER COMPANY         (Exhibit 12)
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)
                                   (Unaudited)

                                                    For the Years Ended December 31,                           Nine Months Ended
                                                                                                                  September 30,
                  TITLE                        1991          1992        1993        1994        1995            1995        1996
------------------------------------------- -----------  ----------   ----------   ----------  ----------  ----------  -----------
A) Earnings before income taxes, minority
         interest, extraordinary item and
         accounting changes                 $   693.0    $    226.0   $    538.0    $   715.0  $  2,028.0  $  1,551.0   $   780.0
B) Less:  Minority interest expense, net of
                taxes                           (42.0)        (15.0)       (36.0)       (47.0)     (156.0)     (110.0)     (143.0)

C) Add:  Fixed charges excluding
                 capitalized interest           380.3         325.3        365.3        412.3       592.9       439.3       493.8

D) Add:  Amortization of previously
                capitalized interest              9.9           9.9         12.2         12.8        13.0         9.7        14.0

E) Less:  Equity in undistributed
                 earnings of affiliates         (10.8)        (19.1)       (25.9)       (49.1)      (94.5)      (80.8)       (3.4)
                                            ---------    ----------   ----------    ---------  ----------  ----------    --------

F) Earnings before income taxes,
      minority interest, extraordinary
      item, accounting changes
      and fixed charges                     $ 1,030.4    $    527.1   $    853.6    $ 1,044.0  $  2,383.4  $  1,809.2    $1,141.4
                                            ===========  ===========  ===========   ========== =========== ===========   ========
     Fixed Charges

G)  Interest and amortization of debt
       expense                              $   351.1    $    297.1   $    334.5    $   371.0  $    542.3  $    406.6    $  435.7
H) Interest factor attributable to rentals       29.2          28.2         30.8         41.3        40.0        29.1        40.4
I) Preferred dividends of subsidiary                                                                 10.6         3.6        17.7
J) Capitalized interest                          36.4          42.0         12.2         18.0        58.0        22.4        43.4
                                            -----------  -----------  -----------   ---------- ----------- -----------   --------
K)  Total fixed charges                     $   416.7    $    367.3   $    377.5    $   430.3  $    650.9  $    461.7    $  537.2
                                            ===========  ===========  ===========   ========== =========== ===========   ========
L)  Ratio of earnings to fixed charges           2.47          1.44         2.26         2.43        3.66        3.92        2.12
                                            ===========  ===========  ===========   ========== =========== ===========   ========
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